Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter 2014 Results

•	Sales up 2 percent year over year

•	Adjusted EPS of $1.49; diluted EPS of $1.43

•	Company narrows Adjusted EPS guidance to $6.10 - $6.25
MILWAUKEE (July 30, 2014) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2014 third quarter sales of $1,649.5 million, up 2 percent from $1,624.2 million in the third quarter of fiscal 2013. Organic sales also grew 2 percent.

Fiscal 2014 third quarter Adjusted EPS was $1.49 compared to $1.54 in the third quarter of fiscal 2013. The decrease in Adjusted EPS was due to a higher Adjusted Effective Tax Rate in the third quarter of fiscal 2014 compared to the same quarter in the prior year. The higher Adjusted Effective Tax Rate, which reduced Adjusted EPS by 11 cents, was primarily due to a discrete tax benefit recognized in the third quarter of fiscal 2013. Total segment operating earnings were $326.1 million in the third quarter of fiscal 2014, up 3 percent from $317.8 million in the same period of fiscal 2013. Total segment operating margin expanded to 19.8 percent from 19.6 percent a year ago, primarily due to higher sales and favorable mix, partially offset by increased spending.

On a GAAP basis, fiscal 2014 third quarter net income was $199.7 million or $1.43 per share, compared to $203.7 million or $1.45 per share in the third quarter of fiscal 2013. Pre-tax margin increased to 16.6 percent in the third quarter of fiscal 2014 from 15.8 percent in the same period last year.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, "Sales and earnings came in as expected this quarter. We experienced strong year-over-year growth in Architecture & Software, while sales in Control Products & Solutions declined modestly, primarily due to very strong sales in our solutions and services businesses last year. I was pleased to see solid sequential sales growth in both segments and across most regions. Free cash flow continued to be strong. Organic sales grew 5 percent for the first nine months of the fiscal year and total segment operating margin expanded by 70 basis points. These results reflect the ongoing execution of our growth and performance strategy."
Outlook
Commenting on the outlook, Nosbusch added, "Given our year-to-date performance and with one quarter remaining in the fiscal year, we are narrowing the fiscal 2014 guidance for organic sales growth to 4 to 6 percent and for Adjusted EPS to $6.10 to $6.25. The midpoints of both ranges remain the same."

Following is a discussion of third quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2014 third quarter sales were $715.2 million, an increase of 7 percent from $671.0 million in the same period last year. Organic sales also increased 7 percent. Segment operating earnings were $204.8 million in the third quarter of fiscal 2014 compared to $188.6 million in the third quarter of fiscal 2013. Segment operating margin increased to 28.6 percent in the third quarter of fiscal 2014 from 28.1 percent a year ago, primarily due to higher sales, partially offset by increased spending. Through the nine months ended June 30, 2014, Architecture & Software sales increased 7 percent and segment operating margin expanded 140 basis points.

Control Products & Solutions
Control Products & Solutions fiscal 2014 third quarter sales were $934.3 million, a decrease of 2 percent compared to $953.2 million in the same period last year. Organic sales also decreased 2 percent. Segment operating earnings were $121.3 million in the third quarter of fiscal 2014 compared to $129.2 million in the third quarter of fiscal 2013. Segment operating margin was 13.0 percent in the third quarter of fiscal 2014, down from 13.6 percent a year ago, primarily due to lower sales. Through the nine months ended June 30, 2014, Control Products & Solutions sales increased 3 percent and segment operating margin expanded 10 basis points.

Other Information
Free cash flow was $273.5 million in the third quarter of fiscal 2014. Cash flow provided by operating activities was $301.1 million in the third quarter of fiscal 2014. Return on invested capital was 29.6 percent.

Fiscal 2014 third quarter general corporate-net expense was $18.1 million compared to $20.9 million in the third quarter of fiscal 2013.

The effective tax rate in the third quarter of fiscal 2014 was 27.1 percent compared to 20.9 percent in the third quarter of fiscal 2013. The Adjusted Effective Tax Rate for the third quarter of fiscal 2014 was 27.6 percent compared to 22.0 percent a year ago. The increases in the effective tax rate and the Adjusted Effective Tax Rate were primarily due to a discrete tax benefit recognized in the prior year. The Company now expects the full-year Adjusted Effective Tax Rate for fiscal 2014 to be approximately 27.5 percent.

During the third quarter of fiscal 2014, the Company repurchased 1.0 million shares of its common stock at a cost of $122.4 million. At June 30, 2014, $191.4 million remained available under the $1.0 billion share repurchase authorization approved in 2012. On June 4, 2014, the Board of Directors authorized the Company to expend an additional $1.0 billion to repurchase shares of its common stock.

Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on July 30, 2014. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs about 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Sales
Architecture & Software (a)	$715.2	$671.0	$2,097.9	$1,967.7
Control Products & Solutions (b)	934.3	953.2	2,743.8	2,668.5
Total sales (c)	$1,649.5	$1,624.2	$4,841.7	$4,636.2

Segment operating earnings
Architecture & Software (d)	$204.8	$188.6	$606.9	$541.7
Control Products & Solutions (e)	121.3	129.2	349.3	337.3
Total segment operating earnings[1] (f)	326.1	317.8	956.2	879.0

Purchase accounting depreciation and amortization	(5.5)	(4.6)	(15.9)	(14.8)
General corporate—net	(18.1)	(20.9)	(58.7)	(57.5)
Non-operating pension costs	(14.1)	(19.6)	(42.1)	(59.0)
Interest expense	(14.4)	(15.3)	(44.3)	(46.0)
Income before income taxes (g)	274.0	257.4	795.2	701.7
Income tax provision	(74.3)	(53.7)	(217.1)	(160.7)
Net income	$199.7	$203.7	$578.1	$541.0

Diluted EPS	$1.43	$1.45	$4.12	$3.83

Adjusted EPS[2]	$1.49	$1.54	$4.32	$4.09

Average diluted shares	139.6	140.4	140.0	141.1

Segment operating margin
Architecture & Software (d/a)	28.6%	28.1%	28.9%	27.5%
Control Products & Solutions (e/b)	13.0%	13.6%	12.7%	12.6%
Total segment operating margin[1] (f/c)	19.8%	19.6%	19.7%	19.0%

Pre-tax margin (g/c)	16.6%	15.8%	16.4%	15.1%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Sales	$1,649.5	$1,624.2	$4,841.7	$4,636.2
Cost of sales	(968.0)	(971.3)	(2,840.7)	(2,759.6)
Gross profit	681.5	652.9	2,001.0	1,876.6

Selling, general and administrative expenses	(394.4)	(383.7)	(1,172.3)	(1,134.0)
Other income	1.3	3.5	10.8	5.1
Interest expense	(14.4)	(15.3)	(44.3)	(46.0)
Income before income taxes	274.0	257.4	795.2	701.7
Income tax provision	(74.3)	(53.7)	(217.1)	(160.7)

Net income	$199.7	$203.7	$578.1	$541.0

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2014	September 30, 2013
Assets
Cash and cash equivalents	$1,175.1	$1,200.9
Short-term investments	574.4	372.7
Receivables	1,177.8	1,186.1
Inventories	655.4	615.4
Property, net	610.4	616.0
Goodwill and intangibles	1,318.1	1,235.8
Other assets	633.9	617.7
Total	$6,145.1	$5,844.6

Liabilities and Shareowners’ Equity
Short-term debt	$279.9	$179.0
Accounts payable	564.1	546.7
Long-term debt	905.4	905.1
Other liabilities	1,673.8	1,628.3
Shareowners’ equity	2,721.9	2,585.5
Total	$6,145.1	$5,844.6

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2014	2013
Continuing operations:
Operating activities:
Income from continuing operations	$578.1	$541.0
Depreciation and amortization	114.4	109.1
Retirement benefits expense	100.0	127.8
Pension contributions	(32.7)	(29.9)
Receivables/inventories/payables	4.2	(43.3)
Advanced payments from customers and deferred revenue	25.5	26.0
Compensation and benefits	(21.3)	(55.5)
Income taxes	(29.1)	20.0
Other	(31.7)	(31.4)
Cash provided by operating activities	707.4	663.8
Investing activities:
Capital expenditures	(96.4)	(86.9)
Acquisition of businesses, net of cash acquired	(81.5)	(84.8)
Purchases of short-term investments	(487.0)	(284.6)
Proceeds from maturities of short-term investments	285.3	262.5
Proceeds from sale of property	0.3	0.3
Other investing activities	(3.4)	(4.1)
Cash used for investing activities	(382.7)	(197.6)
Financing activities:
Net issuance of short-term debt	100.9	63.0
Cash dividends	(240.9)	(203.9)
Purchases of treasury stock	(345.2)	(319.3)
Proceeds from the exercise of stock options	104.7	115.8
Excess income tax benefit from share-based compensation	29.1	22.6
Other financing activities	—	(1.8)
Cash used for financing activities	(351.4)	(323.6)
Effect of exchange rate changes on cash	0.9	(14.8)
Cash (used for) provided by continuing operations	(25.8)	127.8
Discontinued operations:
Cash used for discontinued operations	—	(7.0)
(Decrease) increase in cash and cash equivalents	$(25.8)	$120.8

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2014 compared to sales for the three and nine months ended June 30, 2013:

	Three Months Ended June 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$845.9	$2.0	$847.9	$(0.4)	$847.5	$807.7
Canada	113.3	7.4	120.7	—	120.7	131.5
Europe, Middle East, Africa	336.7	(12.9)	323.8	(2.9)	320.9	318.6
Asia Pacific	220.5	2.6	223.1	—	223.1	223.1
Latin America	133.1	9.6	142.7	—	142.7	143.3
Total	$1,649.5	$8.7	$1,658.2	$(3.3)	$1,654.9	$1,624.2

	Nine Months Ended June 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$2,515.2	$6.6	$2,521.8	$(0.4)	$2,521.4	$2,345.7
Canada	321.0	23.2	344.2	—	344.2	354.6
Europe, Middle East, Africa	1,001.1	(30.0)	971.1	(8.0)	963.1	931.8
Asia Pacific	627.8	14.4	642.2	—	642.2	608.8
Latin America	376.6	34.0	410.6	—	410.6	395.3
Total	$4,841.7	$48.2	$4,889.9	$(8.4)	$4,881.5	$4,636.2

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2014 compared to sales for the three and nine months ended June 30, 2013:

	Three Months Ended June 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$715.2	$3.9	$719.1	$(0.4)	$718.7	$671.0
Control Products & Solutions	934.3	4.8	939.1	(2.9)	936.2	953.2
Total	$1,649.5	$8.7	$1,658.2	$(3.3)	$1,654.9	$1,624.2

	Nine Months Ended June 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$2,097.9	$14.8	$2,112.7	$(0.4)	$2,112.3	$1,967.7
Control Products & Solutions	2,743.8	33.4	2,777.2	(8.0)	2,769.2	2,668.5
Total	$4,841.7	$48.2	$4,889.9	$(8.4)	$4,881.5	$4,636.2

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three and nine months ended June 30, 2014 and 2013 (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Service cost	$19.7	$22.9	$59.0	$69.0
Amortization of prior service credit	(0.7)	(0.6)	(2.1)	(1.9)
Operating pension costs	19.0	22.3	56.9	67.1

Interest cost	43.6	40.0	130.8	120.2
Expected return on plan assets	(54.5)	(56.5)	(163.5)	(169.7)
Amortization of net actuarial loss	25.0	36.1	74.8	108.5
Non-operating pension costs	14.1	19.6	42.1	59.0

Net periodic pension cost	$33.1	$41.9	$99.0	$126.1

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Income from continuing operations	$199.7	$203.7	$578.1	$541.0
Non-operating pension costs	14.1	19.6	42.1	59.0
Tax effect of non-operating pension costs	(5.1)	(7.2)	(15.1)	(21.5)
Adjusted Income	$208.7	$216.1	$605.1	$578.5

Diluted EPS from continuing operations	$1.43	$1.45	$4.12	$3.83
Non-operating pension costs per diluted share, before tax	0.10	0.14	0.30	0.42
Tax effect of non-operating pension costs per diluted share	(0.04)	(0.05)	(0.10)	(0.16)
Adjusted EPS	$1.49	$1.54	$4.32	$4.09

Effective tax rate	27.1%	20.9%	27.3%	22.9%
Tax effect of non-operating pension costs	0.5%	1.1%	0.4%	1.1%
Adjusted Effective Tax Rate	27.6%	22.0%	27.7%	24.0%

	Fiscal 2014 Guidance	Year Ended September 30, 2013

Diluted EPS from continuing operations	$5.84 - $5.99	$5.36
Non-operating pension costs per diluted share, before tax	0.40	0.55
Tax effect of non-operating pension costs per diluted share	(0.14)	(0.20)
Adjusted EPS	$6.10 - $6.25	$5.71

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014
Cash provided by continuing operating activities	$167.3	$202.6	$293.9	$351.0	$203.5	$202.8	$301.1
Capital expenditures	(21.6)	(33.4)	(31.9)	(59.3)	(35.6)	(22.7)	(38.1)
Excess income tax benefit from share-based compensation	10.6	10.4	1.6	9.3	10.7	7.9	10.5
Free cash flow	$156.3	$179.6	$263.6	$301.0	$178.6	$188.0	$273.5

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, for the most recent twelve months, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the twelve-month period.
ROIC is calculated as follows:

	Twelve Months Ended
	June 30,
	2014	2013
(a) Return
Income from continuing operations	$793.4	$736.2
Interest expense	59.2	60.9
Income tax provision	281.0	220.4
Purchase accounting depreciation and amortization	20.4	19.7
Return	1,154.0	1,037.2
(b) Average invested capital
Short-term debt	254.5	227.2
Long-term debt	905.2	905.0
Shareowners’ equity	2,550.6	1,954.1
Accumulated amortization of goodwill and intangibles	773.7	775.4
Cash and cash equivalents	(1,177.3)	(931.1)
Short-term investments	(434.0)	(357.2)
Average invested capital	2,872.7	2,573.4
(c) Effective tax rate
Income tax provision	281.0	220.4
Income from continuing operations before income taxes	$1,074.4	$956.6
Effective tax rate	26.2%	23.0%
(a) / (b) * (1-c) Return On Invested Capital	29.6%	31.0%